PLAN OF REORGANIZATION AND

ASSET PURCHASE AGREEMENT

THIS PLAN OF REORGANIZATION AND ASSET PURCHASE AGREEMENT (the “Agreement”) is made as and effective as of the 9th day of February, 2012, except as otherwise specifically provided below in connection with the Asset Right and Liability Transfer (the “Effective Date”), by and between Petron Energy II, Inc., (formerly Restaurant Concepts of America Inc.), a Nevada corporation (the “Buyer”) and ONE Energy International Corp., a Nevada corporation (“OEI”), ONE Energy Capital Corp., a Nevada corporation (“OEC”), OEI V1 Corp., a Texas corporation (“OEI V1”), OEC Asset No. 5 Corp., a Texas corporation (“OEC No. 5”), OEC Asset 1 Corp., a Texas corporation (“OEC 1”), ONE Blocker Corp., a Texas corporation (“ONE Blocker”), (collectively, OEI, OEC, OEI V1, OEC No. 5, OEC 1, and ONE Blocker, “Sellers”). The Buyer and the Sellers are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

This Agreement is intended to be and is adopted as a plan of “reorganization” as defined in Section 368(a)(1)(C) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder. The reorganization (the “Reorganization”) will consist of (1) the transfer of all of the Assets of the Sellers to the Buyer solely in exchange for (A) the issuance of shares of Series B Convertible Preferred Stock of the Buyer, which shall have the rights set forth on Exhibit A, attached hereto (collectively, the “Buyer Shares” and each, a “Buyer Share”, also referred to herein as the “Buyer Securities”), and (B) the assumption by the Buyer of all of the liabilities of the Seller on the Asset Right and Liability Transfer Effective Date, incurred through the Closing Date and Subsequent to the Closing Date (collectively, the “Assumed Liabilities”), and (2) the distribution by the Sellers, on or promptly after the Closing Date as provided in separate Plan of Liquidation and Dissolutions adopted by each of the Sellers (the “Plans of Liquidation”), of the Buyer Securities to the shareholders of the Sellers in liquidation and dissolution of the Sellers, all upon the terms and conditions hereunder set forth in this Agreement and the Plans of Liquidation.

WHEREAS, the Buyer is a reporting company with the Securities and Exchange Commission whose common stock trades on the Over-The-Counter Bulletin Board under the symbol “PEII”;

WHEREAS, the Sellers desire to exchange all of their Assets for an aggregate of 5,910,000 Buyer Shares;

WHEREAS, the Buyer and each of the Sellers, declaring it advisable and for the respective benefit of Buyer and each Seller to undertake the Reorganization and the other transactions contemplated by this Agreement (collectively the “Transactions”) on the terms and conditions hereinafter set forth, have approved this Agreement; and

WHEREAS, Buyer and Sellers desire to make certain representations, warranties and agreements in connection with and to establish various conditions precedent to, the Transaction as set forth herein.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follow:

ARTICLE I

DEFINITIONS

1.1                Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any relatives or family members of such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

(b)	“Consent” means any notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Body or third party.

(c)	“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

(d)	“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(e)	“Governmental Body” means any:

(i)	nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)	federal, state, local, municipal, foreign or other government;

(iii)	governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)	multinational organization or body;

(v)	body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi)	official of any of the foregoing.

(f)	“Intellectual Property” means (i) all inventions, whether patentable or not patentable, all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, utility models, extensions and reexaminations thereof, (ii) the websites, URLs, domain names, trade names and trademarks (including registered and unregistered trademarks, service marks and applications thereof used in the business of Sellers or in connection with the Assets) together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations, renewals and derivatives in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, certifications, compositions, manufacturing and production processes and techniques, technical data, designs including advertising designs, logos, drawings, packaging, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

(g)	“Knowledge” means that:

(i)	A natural Person will be deemed to have Knowledge of a particular fact or other matter if such Person is actually aware of the fact or matter.

(ii)	A Person, other than a natural person, will be deemed to have Knowledge of a particular fact or other matter if any natural Person who is serving, or who has at any time served, as a director, officer, partner, employee, agent, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) above).

(h)	“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law (including but not limited to as related to revenue, labor, or ERISA) of any Governmental Body.

(i)	“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(j)	“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(k)	“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

(l)	“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.2                Other Definitional Provisions. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Sellers and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(a)	Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b)	The word “including” shall mean including without limitation and the words “include” and “includes” shall have corresponding meanings.

ARTICLE II

TRANSFER OF THE ASSETS; ISSUANCE OF THE BUYER SECURITIES;

ASSUMPTION OF THE ASSUMED LIABILITIES;

AND LIQUIDATION AND TERMINATION OF THE SELLERS

2.1                Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Sellers will transfer all of their assets as set forth in Section 2.2 (the “Assets”) to the Buyer free and clear of all liens and encumbrances (other than liens for taxes not yet due and contractual restrictions on the transfer of the Assets) and the Buyer agrees in exchange therefor:

(a)	to issue to the Sellers the Buyer Securities in the amounts as set forth on Exhibit B, attached hereto, (the “Buyer Share Breakdown”), as provided by Sellers to Buyer in writing subsequent to Closing as described below; and

(b)	to assume the Assumed Liabilities; provided that

(c)

Such Assets and Assumed Liabilities transfer transactions shall have an effective date for all purposes of January 1, 2012 (the “Asset Right and Liability Transfer and the “Asset Right and Liability Transfer Effective Date”); and further provided that

The Sellers shall provide the Buyer written confirmation of the Distribution Breakdown within fifteen (15) days of the Closing Date.

For the sake of clarity and in abundance of caution, the Parties confirm that the Buyer shall have the right to receive any and all revenues generated by the Assets effective as of the Asset Right and Liability Transfer Effective Date and shall be solely responsible for any and all expenses, liabilities and other obligations of and associated with the Assets, including, but not limited to the Assumed Liabilities, effective as of the Asset Right and Liability Transfer Effective Date, and shall indemnify and hold the Sellers (as applicable) against any such expenses, liabilities and other obligations, or claims associated therewith and/or shall reimburse the Sellers for any and all expenses paid in connections with such Assets or Assumed Liabilities subsequent to the Asset Right and Liability Transfer Effective Date.

2.2                The Assets shall consist of:

(a)	all oil and gas related machinery, tooling, inventory, property, parts and other tangible personal property of the Sellers which are used in field as of the Asset Right and Liability Transfer Effective Date;

(b)	all rights under or related to the executory obligations and liabilities associated with any contracts associated with the Assets (the “Assumed Contracts”) that, by the terms of such Assumed Contracts, arise after the Asset Right and Liability Transfer Effective Date (other than by virtue of a default or violation of any Assumed Contract occurring at or prior to the Asset Right and Liability Transfer Effective Date), relate to periods following the Asset Right and Liability Transfer Effective Date and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Asset Right and Liability Transfer Effective Date;

(c)	all payment rights and other intangible assets (including goodwill) with respect to customer relationships that are not embodied in complete written contracts;

(d)	to the extent their transfer is permitted by applicable Law, all Governmental Authorizations, including all applications therefor;

(e)	rights and obligations under and to Sellers’ oil and gas interests, mineral rights, working interests and contractual rights, as set forth in greater detail on Exhibit C; and

(f)	all other assets of the Sellers and obligations associated therewith on and after the Asset Right and Liability Transfer Effective Date, other than the Excluded Assets.

2.3                Notwithstanding anything to the contrary contained in Section 2.2 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a)	all company minute books, equity transfer books, company seals and other documents relating to the organization, maintenance and existence of Sellers;

(b)	all Tax Returns filed by Sellers and associated Tax records, all personnel records, and all other records that Sellers are required by law to retain in their possession, provided that copies of all such items shall be provided to Buyer prior to or subsequent to the Closing;

(c)	all claims for refund of Taxes and other governmental charges of whatever nature relating to Sellers or the Assets arising on or prior to the Closing;

(d)	all rights of Sellers under this Agreement, the Bill of Sale, and any Contract between or among Sellers and the shareholders of Sellers;

(e)	all taxpayer and other identification numbers; and

(f)	all proceeds of insurance policies and rights thereunder relating to Excluded Assets, as well as all director and officer insurance policies;

2.4                On or as soon after the Closing Date as is conveniently practicable, the Sellers shall liquidate and distribute pro rata to their shareholders of record on the Closing Date (or such other date as the Sellers may determine)(the “Seller Shareholders”), the Buyer Securities received by the Sellers pursuant to Section 2.1 hereof and pursuant to the Plans of Liquidation adopted by each Seller and the Seller Shareholders.

(a)                 Each Seller Shareholder shall receive the number of Buyer Securities as shall be determined by the Plans of Liquidation. All issued and outstanding shares of each Seller will thereafter be cancelled by the Sellers pursuant to the Plan of Liquidation, and the Sellers will be dissolved.

(b)                 Such liquidation and distribution will be accomplished by Sellers transferring the Buyer Securities received by the Sellers on the Closing Date (or subsequent thereto at such time as Buyer has received the Distribution Breakdown) into the names of the Seller Shareholders pursuant to the terms and conditions of the Plan of Liquidations.

(c)                 Subsequent to the distribution of the Buyer Securities to the Seller Shareholders the Sellers will be dissolved.

2.5                Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of applicable law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Buyer and (ii) such Required Consent shall not have been obtained with respect to such Asset or interest therein prior to the Closing. Any transfer or assignment to Buyer by Sellers of any such Asset or interest therein (a “Delayed Asset”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Sellers shall use their best efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing. Until all Required Consents with respect to each Delayed Asset have been obtained, (a) Seller shall hold the Delayed Asset on behalf of Buyer, (b) Sellers shall cooperate with Buyer for no additional consideration in any lawful arrangement requested by Buyer to provide Buyer with all of the benefits of or under any such Delayed Asset and (c) Sellers shall otherwise enforce and perform for the account of Buyer and as directed by Buyer any other rights and obligations of Sellers arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Buyer). At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by such Seller to Buyer (or, at Buyer’s direction) for no additional consideration without any further act on the part of any Party.

ARTICLE III

CLOSING AND CLOSING DATE

3.1                Closing. The closing of the Reorganization shall take place on the Effective Date (such date being defined herein as the “Closing Date: and such even, the “Closing”), provided that the effective date of the Asset Right and Liability Transfer shall be January 1, 2012 for all purposes.

3.2                Tax Matters.

(a)                 The Buyer and the Sellers shall, and shall cooperate fully, as and to the extent reasonably requested by the other Party (at Buyer’s sole cost and expense), in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis (at Buyer’s cost) to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to any taxable period until the expiration of the statute of limitations and to abide by all record retention requirements, and (ii) if one Party so requests, the other Party shall allow the requesting Party to make copies of such books and records.

(b)                 All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Buyer when due, and the Buyer will, at its own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. For the avoidance of doubt, the Sellers shall pay (or cause to be paid) all U.S. federal, state and local income, capital gain, franchise or similar taxes imposed on the Sellers with respect to the Sellers sale of the Assets.

(c)                 The Sellers and the Buyer hereby agree that the purchase and sale of the Assets is intended to be a tax free transaction pursuant to Section 368(a)(1)(c) of the Code; provided, however, whether the transaction ultimately qualifies as a tax free transaction under applicable law shall not impact any of the transactions contemplated by this Agreement or the Plans of Liquidation.

3.3                Code §368(a)(1)(C) Reorganization Status.

(a)                 There is no present plan or intention for Buyer or any person related to Buyer (as defined in Reg. Sec. 1.368-(1)(e)(3)) to acquire or redeem, during the five-year period beginning on the Closing Date, any of the Buyer Securities issued in connection with the transactions contemplated herein or the Plans of Liquidation either directly or indirectly or through any transaction, agreement, or arrangement with any other Person.

(b)                 Buyer has no present plan or intention to sell or otherwise dispose of any of the Assets.

(c)                 Buyer has no present intention not to continue the historic business of Sellers or not to use a significant portion of Sellers’ business Assets in Buyer’s business.

(d)                 Buyer is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant on the date hereof and the Closing Date that the following representations and warranties are true and correct:

4.1                Organization and Good Standing. Sellers are each duly organized, validly existing and are either in good standing under the laws of their state of formation or will be in good standing within thirty (30) days after the Closing Date; have the power and authority to conduct all of their activities conducted by them and to own or lease all of the assets owned or leased by them (the “Seller Assets”); and are in good standing as a foreign entity in each other jurisdiction where properties are owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect such business or the Seller Assets.

4.2                Authorization. This Agreement has been duly authorized, executed and delivered by each of the Sellers, and this Agreement is the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

4.3                No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability (each, a “Seller Contract”) to which Sellers are a party or by which they are bound, (b) any provision of the organizational documents of Sellers, (c) any judgment, order, decree, rule or regulation of any Governmental Body to which Sellers or Sellers’ business are subject or (d) any applicable laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of Sellers, threatened violation or default of or under any Seller Contract.

4.4                Consents. No Consent is required to be made or obtained by Sellers in connection with the execution and delivery of this Agreement or the consummation by Sellers of the transactions contemplated herein, except for such Consents, the failure of which to obtain, would not constitute a material adverse effect on Sellers, or consents of the Directors and where applicable, the shareholders of Sellers.

4.5                Corporate Authority. Sellers have full authority to execute and to perform this Agreement in accordance with its terms.

4.6                Compliance With Laws. Sellers are not in violation of any Laws to which they or any of their assets or properties are subject, which may have a material adverse affect as to the Assets. Sellers have not received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Sellers or use of the Assets, and Sellers are not aware of any such violation or potential liability.

4.7                Assumed Contracts. Sellers are not in default under any Assumed Contracts, if any, and each such agreement is a valid agreement, in full force and effect and enforceable in accordance with its terms. Each such agreement shall be validly assigned to and assumed by Buyer as required in order to remain in full force and effect and enforceable in accordance with its terms after the consummation of the transactions contemplated by this Agreement. All payments due from Sellers thereunder have been made in accordance with the terms of such agreement. There are no disputes or suits or actions at law or otherwise threatened, to the knowledge of the Sellers, or pending thereunder and such agreements are the only agreements or arrangements of this nature. True, complete and correct copies of each such agreement have been supplied to Buyer prior to the date hereof and/or will be supplied to Buyer susequent to the Closing.

4.8                Litigation. There are no actions, suits, proceedings or investigations (including any purportedly on behalf of Sellers) pending or, to the knowledge of Sellers, threatened against or affecting the Assets; Sellers are not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign in connection with the Assets. No inquiries have been made directly to Sellers by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Sellers to undertake a course of action which would involve any expense in connection with the Assets.

4.9                Taxes. Sellers have filed, or caused to be filed, or will cause to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required tax and information returns. Sellers do not have any liability, contingent or otherwise, for any taxes, excise taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of this Agreement (but not including sales taxes, if any, payable as a result of the sale of the Assets as contemplated by this Agreement), other than amounts adequately reserved for. Sellers have not received directly or indirectly notice of, nor are they otherwise aware of any tax audit or examination; Sellers are not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Sellers directly or indirectly; nor have Sellers executed a waiver of any statute of limitations with respect thereto. Sellers have not received notices and they are not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. No extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

4.10            No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Buyer by Sellers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

4.11            Title to Assets.

(a)                 To the best knowledge of Sellers, Sellers have good and marketable title to all of the Assets and the full right and power to transfer the Assets except as otherwise communicated by Sellers to Buyer. The Assets are owned by Sellers free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever other than the Permitted Encumbrances; and Buyer will acquire good and valid title to the Assets free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever, other than those encumbrances and other challenges to the validity of the Assets as previously communicated by Sellers to Buyer. Any representation “to the best of Sellers’ knowledge” is limited to matters within the actual conscious awareness of Daniel Vesco, the President of each of the Sellers,

(b)                 The Assets are being provided to Buyer “as is”, without any warranties or representation other than those expressly set forth herein. SELLERS EXPRESSLY DISCLAIM ANY AND ALL OTHER REPRESETATIONS AND WARRANTIES OTHER THAN THOSE SET FORTH IN THIS SECTION 4.11 WITHOUT LIMITATION OF THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT, THE ASSETS SHALL BE CONVEYED WITH SPECIAL WARRANTY OF TITLE (IF REQUESTED BY BUYER) AS TO SELLERS TITLE TO THE ASSETS, BUT WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS OR IMPLIED RELATING TOM OR CONCERNING, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIAL OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE. EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL HAVE INSPECTED, OR WAIVED ( AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSED AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCE, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS. ALSO WITHOUT LIMITATION OF THE FOREGOING OF THE FOREGOING, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORD, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER MATTERS CONTAINED IN ANY MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER AND BUY SELLERS OR BY SELLERS’ AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLERS OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS AND TO ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW;

(c)                 Neither Sellers nor their Affiliates have previously sold the Assets or provided any person rights to ownership of the Assets; and

(d)                 Sellers have no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets, except those obligations contained in the Assumed Contracts, if any.

(e)                 As used herein, the term “Permitted Encumbrances” shall mean:

(i) Lessors’ royalties, overriding royalties, payment out of production, and other burdens affecting Sellers’ interests in the Assets;

(ii) Preferential rights to purchase, rights of first refusal and required third party consents and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties; or (ii) the appropriate time for asserting such rights has expired without an excuse of such rights;

(iii) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interest therein if the same are customarily obtained subsequent to such sale or conveyance;

(iv) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not materially interfere with or detract from the operations, value or use of the Assets by Buyer;

(v) The terms and conditions of all leases and contracts currently in place in connection with the Assets;

(vi) Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

(vii) Liens for taxes or assessments not yet due or not yet delinquent, and mechanic’s or materialmen’s liens (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent;

(viii) Defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

(ix) Defects or irregularities, or challenges to title of the Assets which have previously been communicated by Sellers (or their agents) to Buyer;

(x) Defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; and

(xi) Conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holder of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

4.12            Brokers. No broker or investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

4.13            Representations of Sellers. Each of the Sellers represent, warrant, confirm and acknowledge the following to the Buyer:

(a)                 Each Seller recognizes that the Buyer Shares (the “Securities”) have not been registered under the Securities Act of 1933, as amended (the “1933 Act,” or the “Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the 1933 Act or unless an exemption from registration is available. Seller may not sell the Securities without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale. The Buyer is not under an obligation to register such Securities under the 1933 Act or under any state “Blue Sky” laws prior to or subsequent to their issuance;

(b)                 Each Seller acknowledges that it is a “sophisticated investor” (i.e., has experience and knowledge in and with investments in companies similar to the Buyer) and that such Seller (A) has, in making Seller’s investment decision in connection with the Securities received access to, had an opportunity to review and in fact has reviewed (i) Buyer’s Annual Report on Form 10-K for the year ended August 31, 2010; (ii) Buyer’s quarterly reports on Form 10-Q for the quarters ended November 30, 2010, February 28, 2011 and May 31, 2011; (iii) Buyer’s current reports on Form 8-K filed with the Securities and Exchange Commission subsequent to December 14, 2010; and (D) Buyer’s Form 10-K annual report for the year ended August 31, 2011, if such report is filed by the Buyer prior to the Closing; including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein, and has read, reviewed, and relied solely on the documents described in (i), (ii), (iii) and if applicable (iv), above (collectively referred to as the “Disclosure Documents”), and an independent investigation made by Seller of Buyer; (B) has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of Buyer as filed, along with the Disclosure Documents on the Securities and Exchange Commission’s Edgar website (www.sec.gov); and (C) is not relying on any representations other than those contained in the Disclosure Documents or incorporated therein in connection with such Seller’s acceptance of the Securities and investment decision in connection therewith. The Seller acknowledges that due to Seller’s receipt of and review of the information described above, Seller received similar information as would be included in a Registration Statement filed under the Act;

(c)                 Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision;

(d)                 Each Seller recognizes that an investment in the Buyer is a speculative venture and that the total amount of consideration tendered in connection with the Securities is placed at the risk of the business and may be completely lost. The ownership of the Securities as an investment involves special risks;

(e)                 Each Seller realizes that the Securities cannot readily be sold as they will be restricted securities and therefore the Securities must not be accepted unless such Seller has liquid assets sufficient to assure that Seller can provide for current needs and possible personal contingencies;

(f)                  Each Seller confirms and represents that it is able (i) to bear the economic risk of the Securities, (ii) to hold the Securities for an indefinite period of time, and (iii) to afford a complete loss of the Securities. Each Seller also represents that it has (i) adequate means of providing for its current needs and possible personal contingencies, and (ii) has no need for liquidity in the Securities;

(g)                 All information which each Seller has provided to the Buyer concerning such Seller's financial position and knowledge of financial and business matters is correct and complete as of the date hereof;

(h)                 Each Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Securities for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Securities are a suitable investment for it;

(i)                   Each Seller has not become aware of and has not been offered the Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Seller's knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

(j)                  Each Seller understands that the Securities are being offered to it in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Seller set forth herein in order to determine the applicability of such exemptions and the suitability of each Seller to acquire the Securities. All information which each Seller has provided to the Buyer concerning the Seller's financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to the Closing, Seller will immediately provide the Buyer with such information;

(k)                 The Buyer is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Securities by the Sellers, and Sellers are solely responsible for determining the status, in their own hands, of the Securities acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Securities;

(l)                   No federal or state agency has made any finding or determination as to the fairness of the Securities for investment or any recommendation or endorsement of the Securities. The Securities have not been registered under the 1933 Act or the securities laws of any State and are being offered and sold in reliance on exemptions from the registration requirements of the 1933 Act and such state laws;

(m)               Each Seller is acquiring the Securities for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof (except in connection with the transactions contemplated by the Plans of Liquidation), and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require its sale or distribution of the Securities;

(n)                 Each Seller represents, acknowledges and warrants its understanding that, pursuant to Rule 144 of the Act (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, Buyer is a former “shell company” pursuant to Rule 144, and resales of its securities pursuant to Rule 144 may not be made until all of the following criteria set forth in Rule 144(i)(2) have been met: (1) Buyer has ceased to be a shell company (which it has as of the date of this filing), (2) Buyer is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) Buyer has filed all of its required periodic reports (other than 8-k’s) for the prior one year period, and (4) a period of at least twelve months has elapsed from the date “Form 10 like information” was filed with the Securities and Exchange Commission (the “Commission”) reflecting Buyer’s status as a non-shell company. As a result, because none of the Buyer’s securities can be resold pursuant to Rule 144 until at least a year after Buyer has complied with Rule 144(i)(2), the Seller will not be able to sell the Securities pursuant to Rule 144 until and unless such securities are registered with the Commission and/or until a year after Buyer has complied with the requirements of Rule 144(i)(2) as described above. Consequently, the Securities may never be able to be sold by the Seller; and

(o)                 Each Seller understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Securities in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS."

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the date hereof and on the Closing Date that the following representations and warranties are true and correct:

5.1                Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to purchase the Assets.

5.2                Authorization. This Agreement has been duly authorized, executed and delivered by Buyer, and this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

5.3                No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability (each, a “Buyer Contract”) to which Buyer is a party or by which it is bound, (b) any provision of the certificate of incorporation or bylaws of Buyer, (c) any judgment, order, decree, rule or regulation of any Governmental Body to which Buyer or Buyer’s business is subject, or (d) any applicable laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of Buyer, threatened violation or default of or under any Buyer Contract.

5.4                Consents. No Consent is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated herein, except for such Consents, the failure of which to obtain, would not constitute a material adverse effect on Buyer, or consents of the Directors and if applicable, the shareholders of Buyer.

5.5                Litigation. There is no claim, action, suit, proceeding, or investigation pending or, to the knowledge of Buyer threatened against Buyer or its directors, officers, agents or employees (in their capacity as such) relating to Buyer’s business, its assets or any properties or rights of Buyer’s business or that is reasonably likely to adversely affect the transactions contemplated hereby. There are no orders, writs, injunctions or decrees currently in force against Buyer or its directors, officers, agents or employees (in their capacity as such) with respect to the conduct of Buyer’s business.

5.6                Brokers. There is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.7                No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Sellers by Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

5.8                Authorized Capital Stock. The authorized capital of the Buyer consists of One Billion shares of common stock, par value $ 0.001 per share of which 106,063,974 shares of common stock are issued and outstanding; and 10,000,000 shares of preferred stock, par value $0.001 per share, including 1,000 designated shares of Series A Preferred Stock, of which 1,000 shares are issued and outstanding (which shares have the right to vote 51% of the total vote on any and all shareholder matters regardless of how many common stock shares are outstanding) and 6,000,000 shares of Series B Convertible Preferred Stock, of which no shares are issued or outstanding. The Buyer Securities to be issued and delivered to the Seller for the account of the Seller Shareholders pursuant to the terms of this Agreement will have been duly authorized on the Closing Date and, when so issued and delivered, will be legally issued and outstanding, fully paid and non-assessable. The Buyer does not have outstanding any options, warrants or other rights to subscribe for or purchase any Buyer shares, nor is there outstanding any security convertible into any Buyer shares other than set forth on Exhibit D.

ARTICLE VI

COVENANTS OF THE SELLERS

6.1                The Sellers will take action as required to be approved by the applicable organizational documents of Sellers and applicable state (or foreign) law.

6.2                The Sellers covenant that the Buyer Securities to be issued hereunder are not being acquired by the Sellers for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement and the Plans of Liquidation.

6.3                The Sellers will assist the Buyer in obtaining such information as the Buyer reasonably requires concerning the beneficial ownership of the Buyer Securities subsequent to the transactions set forth in the Plans of Liquidation.

6.4                Subject to the provisions of this Agreement, each Party will take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement.

6.5                The Sellers shall delivery to the Buyer within fifteen days of the Closing Date, financial statements relating solely to the revenues and direct expenses of the Assets for the period from inception until December 31, 2010 and unaudited financial statements relating to the revenues and direct expenses for the interim periods ended September 30, 2011 and 2010 and specifically not including any balance sheet, income statement, cash flow or statement of stockholders; equity information regarding the Assets and not including any footnotes relating to such statements of revenues and direct expenses (the “Financial Statements”); and a description of the Assets, a history of the Assets and description of property information relating to the Assets (the “Asset Disclosures”). Notwithstanding the Financial Statements required to be provided as described above, Buyer shall assume any and all risks that the Securities and Exchange Commission will require greater financial disclosure than what is included in the Financial Statements, including, but not limited to, any balance sheet, income statement, cash flow or statement of stockholders’ equity information (“Additional Financial Materials”) relating to the Assets and shall bear all costs and expenses that may be required to be incurred in connection with the preparation of such Additional Financial Materials. In no event shall the requirement to provide Additional Financial Materials for the SEC delay, prevent or affect the Closing in any way and in no event shall Sellers be required to pay for or incur any expenses whatsoever in connection with the preparation of the Additional Financial Materials or the procurement of any information in connection therewith.

6.6                Subsequent to the Closing Date, each of the Sellers and the Buyer shall use their commercially reasonable efforts to cause the Reorganization to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Reorganization from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the Parties hereto shall treat and report the transactions contemplated hereby as a reorganization within the meaning of Section 368(a)(1)(C) of the Code and shall not take any position inconsistent with such treatment.

6.7                Each Party shall prepare, or cause to be prepared, all of its Tax Returns for taxable periods that end on or before the Closing Date and shall timely file, or cause to be timely filed, all such Tax Returns. Each Party shall make any payments of Taxes required to be made by it with respect to any such Tax Returns.

ARTICLE VII

FURTHER ASSURANCES; AND ADDITIONAL COVENANTS

7.1                Reasonable Best Efforts.

(a)                 Upon the terms and subject to the conditions set forth in this Agreement, prior to or following the Closing, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Assets to Buyer, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from all Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body; (ii) obtaining all necessary Consents; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No Party to this Agreement shall consent to any voluntary delay of the consummation of the sale of the Assets at the behest of any Governmental Body without the consent of the other Parties to this Agreement, which consent shall not be unreasonably withheld.

(b)                 Each Party hereto shall use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement or which could reasonably be expected to impede, interfere with, prevent or delay in any material respect, the sale of the Assets.

7.2                Public Announcements. Neither Buyer nor Sellers shall issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other Party, except as may be required by applicable law; provided that the Sellers agree and confirm that the Buyer is required to report the Parties’ entry into and consummation of, and the transactions contemplated by this Agreement and herein, in a Form 8-K current report filed with the Securities and Exchange Commission, and to file this Agreement as an exhibit to such Form 8-K.

7.3                Notification of Certain Matters. Buyer shall use its reasonable best efforts to give prompt notice to Sellers, and Sellers shall use their reasonable best efforts to give prompt notice to Buyer, of: (i) the occurrence, or nonoccurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure of Buyer or any Seller, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

8.1                The obligations of the Sellers to complete the transactions provided for herein shall be, at its election, subject to the performance by the Buyer of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions, unless waived by the Sellers in writing:

(a)                 All representations and warranties by the Buyer, contained in this Agreement shall be true and correct in all material respects as of the date hereof (in each case, as such representations and warranties would read as if all qualifications as to materiality were deleted therefrom) and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

(b)                 The purchase of the Assets to be acquired by Buyer hereunder shall not be prohibited by any applicable law or governmental regulation;

(c)                 Buyer shall have delivered to the Sellers on the Closing Date a certificate of the Buyer, executed in its name by its President, in form and substance satisfactory to Sellers and dated as of the Closing Date, to the effect that the representations and warranties of the Buyer made in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, that each of the conditions to Closing in this Section 8 have been met, and as to such other matters as the Sellers shall reasonably request; and

(d)                 The Board of Directors of Buyer shall have determined that the Reorganization is in the best interests of the Buyer and, based upon such determination, shall have approved this Agreement and the transactions contemplated hereby.

The Sellers agree and confirm that all of the conditions set forth above and elsewhere in this Agreement have occurred or shall be deemed waived as of the date of the Parties’ execution of this Agreement and as such the Closing of the transactions contemplated herein shall be the date of execution of this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

9.1                The obligations of the Buyer to complete the transactions provided for herein shall be, at its election, subject to the performance by the Sellers of the following conditions, unless waived by the Buyer in writing:

(a)                 All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date hereof (in each case, as such representations and warranties would read as if all qualifications as to materiality were deleted therefrom) and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

(b)                 Sellers shall have delivered to the Buyer on the Closing Date a certificate of the Sellers, executed by the President of each Seller, in form and substance reasonably satisfactory to Buyer and dated as of the Closing Date, to the effect that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, that each of the conditions to Closing in this Section 9 have been met, and as to such other matters as the Buyer shall reasonably request;

(c)                 The Board of Directors of Sellers shall have determined that the Reorganization is in the best interests of the Sellers and, based upon such determination, shall have approved this Agreement and the transactions contemplated hereby;

(d)                 The majority voting shareholders of each Seller (in such number of shareholders and with such voting power as is required and necessary to approve such agreements under the organizational documents of each Seller and applicable state law) shall have approved the transactions contemplated by this Agreement, including, but not limited to the Reorganization, each applicable Plan of Liquidation and the Transactions; and

(e)                 The purchase of the Assets to be acquired by Buyer hereunder shall not be prohibited by any applicable law or governmental regulation.

9.2                Sellers’ Closing Deliveries. Sellers shall have delivered, or caused to be delivered to Buyer the following within fifteen (15) days of the Closing Date, unless the delivery of which has been waived by Buyer (collectively the “Seller Closing Items”):

(a)                 Resolutions of each Seller’s Board of Directors approving this Agreement and the transactions contemplated herein;

(b)                 Resolutions of each Seller’s shareholders approving this Agreement and the transactions contemplated herein, which shall be approved by such number of shareholders and with such voting power as is required and necessary under the organizational documents of each Seller and applicable state law, including, but not limited to the Reorganization, each applicable Plan of Liquidation and the Transactions;

(c)                 Copies of the Assumed Contracts, if any;

(d)                 The Financial Statements and Asset Disclosures

(e)                 Documents evidencing the valid assignment and continuation in the name of Buyer of any and all agreements, understandings or contracts relating to the Assets, the operations of the Assets and the business of the Assets, including but not limited to the Assumed Contracts, if any; and

(f)                  All other materials, consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Closing.

9.3                Buyer’s Closing Deliveries. Buyer shall have delivered, or caused to be delivered to Sellers the following within fifteen (15) days of the Closing Date, (or promptly after the receipt of any information required to be disclosed by Sellers which Buyer requires to deliver any of the following, including the Distribution Breakdown), unless the deliver of which has been waived by Sellers (the “Buyer Closing Items”):

(a)                 Resolutions of Buyer’s Board of Directors approving this Agreement and the transactions contemplated herein;

(b)                 Certificates evidencing the Buyer Shares, each in the names of Sellers (or the names of the Seller Shareholders in the event the Plans of Liquidation have been approved and Sellers desire to issue such shares directly in the names of the Sellers’ shareholders) as provided to the Buyer in writing;

(c)                 An officer’s certificate confirming the representations set forth in Section 8.1(c) hereof;

(d)                 The Distribution Breakdown; and

(e)                 All other materials, consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Buyer at or before the Closing.

ARTICLE X

FEES AND EXPENSES

10.1            The Buyer shall be responsible for the payment of any and all of the expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

ARTICLE XI

MISCELLANEOUS

11.1            Notices.

All notices, requests, demands and other communications given hereunder (collectively, “Notices”) shall be in writing and delivered personally or by overnight courier to the parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

If to Sellers to:

    ONE Energy International Corp.

Attn: Daniel Vesco

100 Highland Park Village, Suite 200

Dallas, Texas 75205

Fax: (214) 853-5116

With a copy to:

The Loev Law Firm, PC

Attn: David M. Loev

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Fax: (713) 524-4122

If to Buyer:

Petron Energy II, Inc.

Attn: Floyd L. Smith

17950 Preston Road, Suite 960

Dallas, Texas 75252

Fax: (972) 485-1324

With a copy to:

Zouvas Law Group, P.C.

Attn: Luke C. Zouvas

2368 Second Avenue, 1st Floor

San Diego, CA 92101

Fax: (619) 688-1716

All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the parties shall hereafter notify the other in accordance with this Section of any change of address or telecopy number to which notice is required to be mailed.

11.2

Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the Parties hereto.

Headings.

13.4            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Assignment.

13.6            This Agreement shall be binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto.

Governing Law; Jurisdiction.

13.8            This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

No Third-Party Rights.

13.10         This Agreement is not intended, and shall not be construed, to create any rights in any parties other than Buyer and Sellers, and no Person shall assert any rights as third-party beneficiary hereunder.

Non-Waiver.

13.12         The failure in any one or more instances of a Party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

Severability.

13.14         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.15         Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

“Buyer”

Petron Energy II, Inc.

(formerly Restaurant Concepts of America Inc.),

By:

Name:

Title:

“Sellers”

ONE Energy International Corp.

By:____________________

Name:__________________

Title: ___________________

ONE Energy Capital Corp.

By:____________________

Name:__________________

Title: ___________________

OEI V1 Corp.

By:____________________
Name:__________________

Title: ___________________

OEC Asset No. 5 Corp.

By:____________________

Name:__________________

Title: ___________________

OEC Asset 1 Corp.

By:____________________

Name:__________________

Title: ___________________

ONE Blocker Corp.

By:____________________

Name:__________________

Title: ___________________

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

PETRON ENERGY II, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Petron Energy II, Inc., a corporation organized and existing under the Nevada Revised Statutes (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on ___________, 2011, duly adopted a resolution providing for the issuance of a series of shares of Series B Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Petron Energy II, Inc. by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series B Convertible Preferred Stock"; and

FURTHER RESOLVED, that the Series B Convertible Preferred Stock shall consist of 6,000,000 shares; and

RESOLVED, that the Series B Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designations”):

Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series B Convertible Preferred Stock" (the "Preferred Stock" or “Series B Preferred Stock”) and the number of shares initially constituting such series shall be up to 6,000,000 shares.

Section 2. DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)                 “Aggregate Conversion Value” means the product of the total shares of Series B Preferred Stock subject to any Mandatory Conversion and the Original Issue Price of the Series B Preferred Stock.

(b)                 “Business Day” means a day in which a majority of the banks in the State of Texas in the United States of America are open for business.

(c)                 "Closing Sales Price" means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date that was a Trading Day. If the Closing Sales Price cannot be calculated for such security on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by a valuation firm, with experience in the valuation of securities similar to the Company’s, chosen by the Board of Directors of the Company in its sole discretion, with the costs of such appraisal to be borne by the Company.

(d)                 “Common Stock” means the Company’s $0.001 par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.

(e)                 “Conversion Date” shall mean January 7, 2013

(f)                  "Distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Company voting as separate classes.

(g)                 “Holder” shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which subscribes for the Preferred Stock, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

(h)                 “Holders” shall mean all Holders of the Series B Preferred Stock.

(i)                   “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Company.

(j)                  “Liquidation Preference” shall mean the Original Issue Price per share for each share of Series B Preferred Stock (as appropriately adjusted for any Recapitalizations).

(k)                 “Original Issue Date” shall mean the date upon which the shares of Preferred Stock are first issued.

(l)                   “Original Issue Price” shall equal $5,910,000 divided by the total number of Series B Preferred Stock shares issued by the Company prior to the Initial Conversion Date (as appropriately adjusted for any Recapitalizations).

(m)               “Senior Securities” shall mean any senior debt or other securities of the Company, including such debt held by banks and/or institutions, which hold security interests over the Company’s assets as of the Original Issue Date, or which the Company may agree in the future to provide such first priority security interests to, which shall not require the approval and/or consent of the Series B Preferred Stock Holders.

(n)                 “Trading Day” means any day on which the Common Stock is traded for any period on a national exchange or market, the Over-The-Counter Bulletin Board, the pink sheets or on the principal securities exchange or other securities market on which the Common Stock is then being traded, if any.

(o)                 “Preferred Stock Certificates” means the certificates, as replaced from time to time, evidencing the outstanding Preferred Stock shares.

(p)                 "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(q)                 “Restricted Shares” means shares of the Company’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act of 1933, as amended and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

SECTION 3. DIVIDENDS.

(a) The holders of the Preferred Stock shall not be entitled to receive any dividends.

(b) To the fullest extent permitted by the Nevada Revised Statutes, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

SECTION 4. LIQUIDATION PREFERENCE

(a)    Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the Holders of the Junior Stock by reason of their ownership of such stock, but not prior to any holders of the Company’s Senior Securities, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Preferred Stock held by them equal to the sum of the Liquidation Preference specified for such share of Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Holders of the Preferred Stock are insufficient to permit the payment to such Holders of the full amounts specified in this Section 4(a), subsequent to the payment to the Senior Securities then the entire remaining assets of the Company following the payment to the Senior Securities legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 4(a).

(b)    Remaining Assets. After the payment to the Holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the Holders of the Junior Stock in proportion to the number of shares of Junior Stock, and the terms of such Junior Stock, held by them.

(c)    Valuation of Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Company by another entity, the Distribution date shall be deemed to be the date such transaction closes.

SECTION 5. AUTOMATIC AND MANDATORY CONVERSION. The Preferred Stock shall not be convertible into Common Stock and have no other conversion rights except as specifically set forth below:

(a)    Mandatory Conversion.

(i) On the Conversion Date and subject only to the Ownership Limitation, all of the shares of Preferred Stock then held by each Holder shall automatically and without any required action by any Holder, be converted into that number of fully-paid, non-assessable shares of Common Stock as determined by dividing the Aggregate Conversion Value of the Series B Preferred shares subject to such conversion by the Conversion Price (the “Mandatory Conversion” or “Conversion”).

(ii) No Mandatory Conversion shall result in the Conversion of more than that number of shares of Series B Preferred Stock, if any, such that, upon Conversion, the aggregate beneficial ownership of the Company’s Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such Holder and all persons affiliated with such Holder (“Beneficial Ownership”) is more than 9.99% of the Company’s Common Stock then outstanding (the “Ownership Limitation”). In the event any Mandatory Conversion would result in the issuance of shares of Common Stock to any Holder in excess of the Ownership Limitation, only that number of shares of Series B Preferred Stock which when Converted would not result in such Holder exceeding the Ownership Limitation shall be subject to such applicable Mandatory Conversion, if any, and Holder shall continue to hold any shares of Series B Preferred stock, the Conversion of which would result in Holder exceeding the Ownership Limitation. Thereafter, from time to time, on such day, if ever, that such applicable Holder shall sell shares of Common Stock; the Company shall issue additional shares of Common Stock; or the conversion of additional shares of Series B Preferred Stock would for any reason not result in such Holder holding Beneficial Ownership of more than the Ownership Limitation of Common Stock (an “Additional Conversion Date”), that number of additional shares of Series B Preferred Stock, subject only to the Ownership Limitation, shall be automatically converted into shares of Common Stock on such Additional Conversion Date, subject to the same terms and conditions herein as any other Mandatory Conversion and as determined by dividing the Aggregate Conversion Value of the Series B Preferred Stock shares subject to such conversion by the Conversion Price. The Ownership Limitation may be waived by any Holder by providing the Company at least sixty-one (61) days prior written notice of such Holder’s intent to waive such Ownership Limitation.

(iii) Following a Mandatory Conversion, the Company shall within ten (10) Business Days issue to each Holder all shares of Common Stock which such Holder is due in connection with such Mandatory Conversion (the “Mandatory Conversion Shares”) and promptly deliver such Mandatory Conversion Shares to the address of Holder which the Company then has on record, provided that the Company is not required to receive any confirmation that such Mandatory Conversion Shares were received by any Holder, but instead assuming such Mandatory Conversion Shares were sent to the address which the Company then has on record for such Holder, the Mandatory Conversion Shares shall be treated as received by the Holder for all purposes on the third (3rd) Business Day following the date such Mandatory Conversion Shares were sent by the Company (the “Delivery”). The Mandatory Conversion Shares issuable in connection with a Mandatory Conversion shall be fully-paid, non-assessable shares of Common Stock. Unless the Holder provides a valid opinion from an attorney stating that such Mandatory Conversion Shares can be issued free of restrictive legend, which shall be determined by the Company in its sole discretion, prior to the issuance date of such Mandatory Conversion Shares, such Mandatory Conversion Shares shall be issued as Restricted Shares.

(iv) The issuance and Delivery by the Company of the Mandatory Conversion Shares shall fully discharge the Company from any and all further obligations under the Preferred Stock subject to such Mandatory Conversion and shall automatically, and without any required action by the Company or the Holder thereof, result in the cancellation, termination and invalidation of any outstanding Preferred Stock and/or Preferred Stock Certificates subject to the Mandatory Conversion held by Holder or his, her or its assigns. Upon the Delivery of shares of Common Stock issuable to the Holder in connection with a Mandatory Conversion (or in the event not all of the Preferred Stock held by any Holder is converted into Common Stock in connection with the Mandatory Conversion), the Preferred Stock Certificates held by each Holder shall be deemed to be adjusted and reduced to automatically reflect only those shares of Preferred Stock held by such Holder after affecting such Mandatory Conversion, without any required action by the Company or any Holder.

(v) The Company and/or the Company’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the issuance and Delivery of the Mandatory Conversion Shares to reflect the cancellation of the Preferred Stock subject to the Mandatory Conversion, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Preferred Stock, each Holder hereby agrees to release the Company and the Company’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Preferred Stock subject to a Mandatory Conversion, following a Mandatory Conversion and a Delivery of such applicable Mandatory Conversion Shares, regardless of the return to the Company or the Transfer Agent of any certificates representing such Preferred Stock, which as stated above, shall be automatically cancelled as provided above upon the issuance of such Mandatory Conversion Shares in connection with each applicable Mandatory Conversion (a “Cancellation”).

(vi) Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Company and the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the Transfer Agent may reasonably require in order to complete, insure and perfect a Cancellation, if such may be reasonably required by the Company and/or the Company’s Transfer Agent.

(vii) In the event that the Delivery of any Mandatory Conversion Shares is unsuccessful and/or any Holder fails to accept such Mandatory Conversion Shares, such Mandatory Conversion Shares shall be held by the Company and/or the Transfer Agent in trust and shall be released to such Holder upon reasonable evidence to the Company or the Transfer Agent that such Holder is the legal owner of such Mandatory Conversion Shares, provided that the Holder’s failure to accept such Mandatory Conversion Shares and/or the Company’s inability to Deliver such shares shall in no event effect the validity of the Cancellation.

(b) Conversion Price. The “Conversion Price” per share of the Preferred Stock in connection with a Mandatory Conversion shall mean the average of the Closing Sales Price of the Company’s common on five Trading Days prior to the applicable Mandatory Conversion date.

(c) Taxes. The Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company shall withhold from any payment due whatsoever in connection with the Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

(d)                 Fractional Shares. If any Mandatory Conversion of Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

(e)                 Adjustments for Subdivisions or Combinations of Common Stock.
In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Preferred Stock, the Series B Voting Amount in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Preferred Stock, the Series B Voting Amount in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

(f)                  Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or the series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted as necessary. In the event the outstanding shares of Preferred Stock or the series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted as necessary. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 5(e)) and Preferred Stock (as provided under Section 5(f)) shall only be to affect the Original Issue Price and Liquidation Preference once.

(g)                 Adjustments for Reclassification, Exchange and Substitution. Subject to Section 4 above ("Liquidation Rights"), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each Holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a Holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)                 No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 5(h) shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(i)                  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(j)                  Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the Holders of a majority of the outstanding shares of such series of Preferred Stock, voting separately as a class. Any such waiver shall bind all current and future Holders of shares of such series of Preferred Stock.

(k)                 Notices of Record Date. In the event that this Company shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Company;

then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least ten (10) Business Days' prior written notice of a record date for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such Holder as shown on the books of the Company and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.

(l)                   Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m)               Effect of Conversion. On the date of any Conversion, all rights of any Holder with respect to the shares of the Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets (including, but not limited to, the Liquidation Preference) or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Preferred Stock have been converted.

(n)                 Lock-Up. Following Conversion of any Preferred Stock into shares of Common Stock, such Mandatory Conversion Shares will be subject to a mandatory lock-up preventing the sale, assignment, disposition of, distribution of, pledge or transfer of (each a “Transfer”) of such Common Stock by the holder thereof as provided below (collectively the “Lock-Up”):

(i) Prior to the one (1) year anniversary of the Company’s filing of a Current Report on Form 8-K disclosing the closing of the Company’s planned Asset Purchase Agreement (the “Asset Purchase”) relating to the acquisition of the assets of Petron Energy Special Corp. (formerly Petron Energy II, Inc.)(the “Form 8-K Filing Date”), the business operations of the assets and Form 10 type information regarding the assets acquired in connection with the Asset Purchase (including but not limited to audited, unaudited interim and pro forma financial information in connection therewith) (the “Initial Lock-Up Period”), the Holder (for the purposes of this Section 5(n) the term “Holder” shall refer to the Holder of Preferred Stock which subsequent to a Conversion is a holder of Mandatory Conversion Shares) will be prohibited from Transferring any of the Mandatory Conversion Shares that the Holder beneficially owns, including (i) all shares of the Company that Holder may receive as a stock dividend or other distribution on shares of the Company’s Common Stock and (ii) all other securities of the Company that the Holder may receive in a recapitalization or similar transaction in connection with the ownership of such Mandatory Conversion Shares (collectively the “Lock-up Shares”); provided that the Lock-Up shall not apply to any other securities of the Company which any Holder may hold of the Company or acquire from time to time, other than the Mandatory Conversion Shares, or securities issued to Holder as a result of the fact that Holder owns Mandatory Conversion Shares (as specifically described in (i) and (ii) above).

(ii) Following the expiration of the Initial Lock-Up Period and until the one hundred and eighty-first (181st) day following the expiration of the Initial Lock-Up Period (the “Lock-Up Period Expiration Date”), the Holder may only Transfer (in each case notwithstanding any restrictions on such Transfer as required by state or federal securities laws, including, but not limited to Rule 144 of the Securities Act of 1933, as amended (collectively the “Applicable Laws”)) up to 70% of such Lock-Up Shares which such Holder has Beneficial Ownership of (the “Final Lock-Up Period” and together with the Initial Lock-Up Period, the “Lock-Up Period”).

(iii) The Holder shall not be restricted in selling any Lock-Up Shares, other than pursuant to Applicable Laws, after the expiration of the Lock-Up Period Expiration Date.

(iv) Additionally, the Holder agrees that during the Lock-Up Period the Holder will not engage in (i) any short sale of the Lock-up Shares, (ii) any hedging transaction regarding the Lock-up Shares, or (ii) any grant or sale of a put or call option regarding the Lock-up Shares.

(v) Notwithstanding the foregoing, the Holder may transfer (i) all or any portion of the Lock-Up Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the Lock-Up described herein, or (ii) all or any portion of the Lock-up Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by Lock-Up set forth herein, and provided further than any such transfer shall not involve a disposition for value. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(vi) The Holder consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the preceding provisions of this Designation. The Holder also consents to the placement of the following legend on any and all stock certificates that evidence the Lock-Up Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN LOCK-UP BETWEEN THE COMPANY AND THE SHAREHOLDER NAMED THEREIN AS SET FORTH IN GREATER DETAIL IN THE COMPANY’S SERIES B CONVERTIBLE PREFERRED STOCK DESIGNATION, AS FILED WITH THE SECRETARY OF STATE OF NEVADA. A COPY OF THE LOCK-UP MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(vii) For the sake of clarity and in an abundance of caution, the Lock-Up shall not apply to any other securities of the Company which any Holder may hold of the Company or acquire from time to time other than the Lock-Up Shares, specifically defined above.

SECTION 6. VOTING. Except as otherwise provided herein or in Section 6(b), or as required by Nevada law, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock of the Company, and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series B Preferred Stock shall be entitled to that number of votes as equals the number of shares of Series B Preferred Stock which such Holder holds immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent (the “Series B Voting Amount”).

SECTION 7. REDEMPTION. The Preferred Stock shall have no redemption rights.

SECTION 8. PROTECTIVE PROVISIONS. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a)                 Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Convertible Preferred Stock;

(b)                 Effect an exchange, reclassification, or cancellation of all or a part of the Series B Convertible Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Preferred Stock;

(c)                 Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Convertible Preferred Stock; or

(d)                 Alter or change the rights, preferences or privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

For clarification, issuances of additional authorized shares of Series B Preferred under the terms herein, shall not require the authorization or approval of the existing shareholders of Preferred Stock.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Preferred Stock. The Company may also designate and issue additional series of preferred stock from time to time in the sole discretion of the Company’s Board of Directors, which such rights, privileges, preferences and limitations shall be determined by the Company’s Board of Directors in its sole discretion, and which designations and issuances shall not require the approval of the holders of the Preferred Stock.

SECTION 9. PREEMPTIVE RIGHTS. Holders of Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS. The Company shall mail to all holders of Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

SECTION 11. NOTICES. In addition to any other means of notice provided by law or in the Company's Bylaws, any notice required by the provisions of this Designation to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at such Holder's address appearing on the books of the Company.

SECTION 12. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) The Company will provide to the Holders of the Series B Preferred Stock all communications sent by the Company to the holders of the Common Stock.

(d) Except as may otherwise be required by law, the shares of the Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designations.

(e) Shares of the Series B Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company.

(f) Notwithstanding the above terms and conditions of this Designation, the Liquidation Preference and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series B Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference following such adjustment.

(g) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this ___the day of ___________ 201__.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PETRON ENERGY II, INC.

Date: February 5, 2013	By:	/s/ Floyd. L Smith
Floyd L. Smith Chief Executive Officer

EXHIBIT B

SELLER	BUYER SHARES
ONE Energy International Corp.	1,658,195
ONE Energy Capital Corp.	2,851,273
OEC Asset 1 Corp.	569,566
OEC Asset No. 5 Corp.	226,466
ONE Blocker Corp.	489,000
OEI V1 Corp.	115,500
TOTAL	5,910,000

EXHIBIT C

Real Property, Oil and Gas Interests, Mineral Rights,

Working Interests and Contractual Rights of Sellers

Real Property, Oil and Gas Interests, Mineral Rights,

Working Interests and Contractual Rights of Sellers

Lease/Well Name	APT #
D.B GASS Lease RRC # 24800
D.B. Gass # 1	42-275-31593
D.B. Gass # 4	42-275-31852
D.B GASS Lease RRC # 25264
D.B. Gass # 2	42-275-31655
D.B. Gass # 3	42-275-31678

J. SMITH LEASE RRC# 24120
J. Smith # 1	42-275-31497
J. Smith # 2	42-275-31546
J. Smith # 3	42-275-31600
J. Smith # 4	42-275-31618
J. Smith # 5	42-275-31769
J. Smith # 6	42-275-31775

F. HARLAN LEASE RRC# 22691
F. Harlan # 1	42-275-31253
F. Harlan # 4	42-275-31297

M. LAMBETH LEASE RRC# 22879
M. Lambeth # 102	42-275-31296
M. Lambeth # 103	42-275-31298
M. Lambeth # 104	42-275-31398
M. Lambeth # 105	42-275-31399
M. Lambeth # 106	42-275-31400

KUEHLER LEASE RRC# 09338
Kuehler # 1	42-275-80166
Kuehler # 2	42-275-80167
Kuehler # 3	42-275-80168
Kuehler # 4	42-275-80169
Kuehler # 5	42-275-80169
Kuehler # 6	42-275-80169
Kuehler # 7 (RRC #11537)	42-275-80389
P.C. PHILLIPS LEASE # RRC 09384
P.C. Phillips # 6	42-275-80177
P.C. Phillips # 7	42-275-80178
P.C. PHILLIPS LEASE # RRC 09594
P.C. Phillips # 11	42-275-80215
P.C. Phillips # 19	42-275-80222
P.C. Phillips # 20UT	42-275-80223
L.N. SMITH LEASE RRC # 09358
L.N. Smith # 2	42-275-80171
P.C. PHILLIPS “A” RRC # 16115
P.C. Phillips “A” # 9	42-275-02198
P.C. Phillips “A” # 18	42-275-80181
P.C. Phillips “A” # 28	42-275-02202
P.C. Phillips “A” # 29	42-275-31975

Above lease/well listing assumes all equipment on leases go with lease transfer.

Moore Union Lease-Acreage only

The ease 252.6 acres of land out of Section Number One Hundred (100), Block forty-five (45), H&TC Ry. Co. Surve

*This is an acreage only lease. There are wells on the rest of the lease but P4’a were/are with Texas Well Service

Hertel Leases – 160 Acre (and top up lease) and 40 Acre-Acreage only

160 Acre Property

LEASED LANDS

160 acres of land, more or less, being a part of Sub-survey No. 8 of the original D.G. Burnett Survey No. 10, Abstract No. 22, Patent No. 835, Volume No. 11, Knox County, Texas, being described by

Metes and bounds as follows, to-wit:

BEGINNING at the most Southerly Southeast corner of Sub-survey No. 8, original Survey No. 10, D.G. Burnett lands, the same being the Southwest corner of Sub-survey No. 7;

THENCE North with the West Boundary Line of said Sub-survey No. 7, 982.7 varas to the Northwest corner of said Sub-survey No. 7;

THENCE West 918.8 varas to the East Boundary Line or original Survey D.G. Burnett Survey No. 9;

THENCE South with said East boundary Line or original Survey no. 9, 982.8 varas to the Southwest corner of said Sub-survey No. 8;

THENCE East with South Boundary Line of said Sub-survey No. 8, 918.8 varas to the place of beginning and being the same land conveyed by J.C. League to Theo. Hertel by Deed dated December 31, 1908, recorded in volume 21, Page 83, of the Deed Records of Knox County, Texas

40 Acre Property

Southeast 40 acres of Sub-survey No. 7, D.G. Burnett Survey No. 10, Knox County Texas

EXHIBIT D

Buyer Warrants, Options and Convertible Securities

Floyd L. Smith, the Buyer’s Chief Executive Officer and Director, holds Stock Options to purchase 12,000,000 shares of the Buyer’s common stock at an exercise price of $0.0039 per share, which have a term of five years, expiring on August 31, 2016.